Exhibit 10.9
AMENDMENT NO. 2
TO THE
DEAN FOODS COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2005)
     This Amendment No. 2 is executed by Dean Foods Company (the “Company”).
     WHEREAS, Dean Foods Company (the “Company”) established the Dean Foods Company Supplemental Executive Retirement Plan (the “Plan”) and then subsequently restated the Plan effective January 1, 2005 and then amendment the Plan by Amendment No. 1 thereto;
     WHEREAS, the Company now desires to amend the plan to prevent adverse tax consequences as a result of the Pension Protection Act of 2006;
     NOW, THEREFORE, the Plan is hereby amended, effective August 17, 2006 as follows:
     Section 3.2 of the Plan is hereby amended to read as follows:
3.2 As of each Valuation Date, commencing June 30, 2006, and after the earnings credit made to the Participant’s Account pursuant to Section 3.1, the Committee shall credit to each Participant’s Account an amount equal to 4% of such Participant’s Excess Compensation for the immediately preceding Plan Year. The Company shall transfer to the Trust, within two weeks after such Valuation Date, an amount sufficient to cause the Trust to have assets with a value at least equal to the value of all Participants’ Accounts. Notwithstanding the provisions of this Section 3.2, if the transfer of assets to the Trust would cause amounts to be immediately taxed to the Participants as a result of the application of the provisions of the Pension Protection Act of 2006 (the “PPA”), the transfer to the Trust shall be delayed until such time as the provisions of the PPA no longer will cause adverse consequences to the Participants.
     This Amendment No. 2 has been executed on behalf of the Company by a duly authorized officer this 5th day of September, 2006, but effective August 17, 2006.

DEAN FOODS COMPANY
By:
Vice President, HR Administrative Services